Translation

Exhibit 10.69

[Letterhead of Maconomy]

MACONOMY A/S
Vordingborggade 18-22
2100 Copenhagen
Denmark
CVR no. 13703973
(the “Company”)

and	Claus Thorsgaard
Fabritius Allé 6
2960 Klampenborg
Denmark
(the “Executive Officer”)

have today entered into this

SERVICE AGREEMENT

1.	Powers and duties of the Executive Officer

1.1	Commencement

1.1.1	Effective as from 6 November 2008, the Executive Officer will join the management board of the Company with the title of Chief Operating Officer, COO.

1.1.2	No later than on the date on which the Executive Officer takes up his new position, the Executive Officer must notify the board of directors in writing of his holdings of shares in the Company.

Similarly, the Executive Officer must notify the board of directors of subsequent purchases and sales of such shares.

The Executive Officer may not perform or engage in speculative transactions concerning shares in the Company or shares in companies within the group.

1.1.3	The Executive Officer must record shares held by him in the Company and in companies within the group in his own name in the Company’s register of shareholders.

1.1.4	The Executive Officer will be registered as such with the Danish Commerce and Companies Agency (Erhvervs- og Selskabsstyrelsen).

1.2	Area of responsibility

1.2.1	With liability vis-à-vis the CEO and the board of directors, the Executive Officer is in charge of the day-to-day management of the Company’s operations.

1.2.2	The board of directors will lay down the rules applicable from time to time to the Company’s activities, and the Executive Officer is liable towards the board of directors to ensure that the Company’s activities are carried out in accordance with such rules and otherwise in accordance with the articles of association of the Company and applicable legislation. The Executive Officer must submit all matters of an unusual nature or of significant importance to the board of directors.

The Executive Officer will employ and dismiss the Company’s employees, always provided, however, that any such employment or dismissal is subject to the prior consent of the CEO.

Together with the other executive officers of the Company from time to time and with liability towards the board of directors, the Executive Officer is as chief operating officer of the Company in charge of the ultimate day-to-day management of the Company’s operations.

The individual members of the management board are responsible for the activities of the Company, always provided, however, that each executive officer has individual special responsibility for the particular area for which he or she is responsible according to agreement with the board of directors.

The responsibilities of the individual executive officers may be determined by the board of directors in instructions to the management board.

The board of directors will lay down the rules applicable from time to time to the Company’s activities and, just as the other executive officers, the Executive Officer is responsible towards the board of directors for ensuring that the Company’s activities are carried out in accordance with the articles of association of the Company and applicable legislation. All matters of an unusual nature or of significant importance must be submitted to the board of directors.

1.3	Other employment during the term of this Agreement

1.3.1	For as long as he takes up the position as Executive Officer of the Company, the Executive Officer is not entitled to be an active or sleeping partner of any other undertaking or hold any other employment or office or assume other duties, whether paid or unpaid, without the prior written consent of the board of directors in each individual case. However, the Executive Officer is entitled to hold up to three directorships, for example in trade associations. In each case, the relevant directorship is subject to the prior written approval by the board of directors of the Company.

1.3.2	The Executive Officer is entitled to make investments in assets which are usually the subject of such investments and which do not result in a controlling interest.

As for the investment in and holding of shares in the Company, reference is made to the Company’s “Internal Rules on Trading”, “Internal Rules on Disclosure of Information” and “Internal Rules on handling of Insider Information” attached hereto.

1.3.3	If so instructed by the board of directors, the Executive Officer must join the board of directors of the Company’s subsidiaries.

If the Executive Officer joins the boards of directors of the foreign subsidiaries of the Parent Company, D&O insurance will be taken out or the Parent Company will indemnify the Executive Officer against any liability in damages, provided that the Executive Officer has not acted intentionally or negligently caused damage.

1.3.4	The Executive Officer’s salary pursuant to clause 2.1 below will be reduced by an amount equivalent to the remuneration received by the Executive Officer for the duties assumed, cf. clause 1.3.3 above, according to agreement with the board of directors, unless otherwise agreed in each individual case.

1.4	Confidentiality, return of material and disqualification

1.4.1	The Executive Officer must observe strict confidentiality with respect to all information related to the performance of his work as Executive Officer, except where, in the nature of things, such information is required to be disclosed to third parties. The Executive Officer’s duty of confidentiality will continue to apply after the effective date of termination.

As for disclosure and protection of inside information on the Company, reference is made to the Company’s “Internal Rules of Trading”, “Internal Rules on Disclosure of Information” and “Internal Rules on handling of Insider Information”, which are all attached hereto.

1.4.2	On the effective date of termination of the Executive Officer – irrespective of cause – all material etc. belonging to the Company and in the Executive Officer’s possession, including any equipment pursuant to clause 2.4 below, must upon request be returned to the Company. The Executive Officer is not entitled to exercise any lien on any material etc. belonging to the Company.

1.4.3

An executive officer is not entitled to participate in the transaction of business concerning the agreement between the Company and the relevant executive officer or concerning actions against the relevant executive officer. This also applies to the transaction of business concerning agreements between the Company and a third party or actions against a third party in so far as the Executive Officer has a material interest in such agreement or action which may conflict with the interests of the Company. In such event, the Executive Officer will be entitled to submit a memorandum on the issue to the board of directors, but may not otherwise participate in the meeting until the board of directors has discussed the issue in question.

1.5	Inventions

1.5.1	The Company has – against no separate consideration – the exclusive right to use inventions, production methods and other technical progress made within the Company’s field of business in the broad sense which are created by the Executive Officer in the course of his employment or for a period of six months after the effective date of termination, provided, however, that the Company asserts its right no later than four months after the Company has learned of the invention etc.

As a result of the Executive Officer’s work during his employment with the Company results may have been produced which are protected by the Danish Copyright Act (ophavsretsloven) in force from time to time. All rights, except for the rights mentioned in s. 3 of the Copyright Act, will pass to the Company as payment for the Executive Officer’s creative efforts in that respect is included in the Executive Officer’s salary. The foregoing applies to any use of work results whether in or outside the Company; always provided that the Company will also be entitled to use the work results in contexts outside the Company’s existing line of business. This also applies to work results generated six months after the effective date of termination if the Company asserts its right no later than four months after the Company has learned of the work results.

1.6	Non-solicitation of customers etc.

For a period of one year after the effective date of termination, the Executive Officer undertakes not to have any commercial contact, whether directly or indirectly or in any form, with or contribute to the servicing of the Company’s customers or business partners. The Executive Officer is, however, entitled to accept employment with the Company’s customers.

The relevant customers are the Company’s 20 largest customers/business partners and the customers/business partners who have had a commercial contact with the Executive Officer as well as customers/business partners whom the Company by way of separate notification in writing has included under the prohibition. This non-solicitation of customers clause extends to the customers/business partners appearing from the separate list distributed in connection with the signing of this Service Agreement.

In the event of any breach of the non-solicitation clause, the Executive Officer will be liable, in addition to general liability for damages, to pay an agreed penalty of DKK 300,000 for each breach, and any such breach may be met with an injunction.

Payment of the agreed penalty will not release the Executive Officer from his obligations under this non-solicitation clause or his liability to pay damages according to the general law of damages in Denmark.

2.	The financial rights of the Executive Officer during employment

2.1	Salary

The Company will pay the Executive Officer an annual salary of DKK 1,800,000, payable monthly in arrears at a rate of 1/12 (one-twelfth) as from 1 November 2008. On every 1 February, the first time on 1 February 2010, the annual salary will be reviewed in discussions with the chairman of the board of directors, and any adjustment will take effect as from 1 January of that year.

In the event that the Company terminates this Agreement without any material breach on the part of the Executive Officer, the Company will pay the costs of a consulting firm chosen by the Company to assist the Executive Officer in finding new employment.

Furthermore, after joining the management board, the Executive Officer will receive 75,000 warrants according to the Company’s guidelines. The warrants will have a vesting period of two years as from grant and will expire four years after grant. The warrants will be granted in connection with the Company’s first presentation of its interim financial report after the appointment.

2.2	Bonus

2.2.1	The Executive Officer is covered by an individual bonus scheme, the criteria of which appear from a separate annual bonus plan. The bonus amounts to 30% of the annual fixed basic salary, in this case equivalent to DKK 1,800,000, and is assessed and calculated annually.

In the event of the Executive Officer’s notice of resignation, the Executive Officer will no longer be entitled to bonus for the period after the effective date of termination.

2.2.2	Bonus will be payable in connection with the first ordinary payroll run after the adoption of the financial statements by the annual general meeting of the Company.

2.3	Car, PC, mobile telephone and newspaper

2.3.1	Subject to specific agreement with the chairman of the board of directors, the Company will place a car at the Executive Officer’s disposal of a monthly leasing fee of DKK 11,000 (including fuel consumption for 20,000 km annually and VAT not deductible by the Company, but excluding insurances).

2.3.2	At the Company’s request, the Executive Officer is obliged on the effective date of termination – also where the effective date of termination is prior to expiry of the agreed notice period – to return the car to the Company against payment of a monthly compensation equalling the tax value paid monthly in arrears until expiry of the period in which the Executive Officer is entitled to payment in lieu of notice.

2.3.3	The Company will place a mobile telephone, Internet connection and a telephone at the Executive Officer’s private address and summerhouse at the Executive Officer’s disposal and pay all expenses associated therewith. In addition, the Company pays all expenses incidental to one newspaper of the Executive Officer’s own choice.

2.3.4	The tax consequences for the Executive Officer as a result of the Executive Officer’s private disposal of the said benefits are of no concern to the Company.

2.5	Entertainment and business travels

2.5.1	The Company will reimburse the Executive Officer for travelling and entertainment expenses paid in the Company’s interest on presentation of receipts. In the event that the Executive Officer’s spouse participates on such travels at the request of the board of directors, any expenses incurred in this connection will be refunded as well.

2.6	Pension

2.6.1	In addition to the salary fixed in clause 2.1 above and for the term of this Service Agreement, the Company will pay an annual amount of 10% of the said salary plus the individual bonus paid on an annual basis for pension purposes. Any decision on where to place and how to use the pension contribution is at the discretion of the Executive Officer.

2.6.1	With reference to the fact that, upon employment, the Executive Officer is employable and does not receive, has not applied for or is not entitled to early retirement pension, the Executive Officer will participate in a collective insurance against loss of working capacity. The insurance guarantees no less than 50% of the pensionable salary until the age of 65 in the event of loss of half of the working capacity. The pensionable annual salary has been estimated at DKK 1,800,000. The Company will withhold the premium of the insurance, at present 0.82%, from the salary applicable from time to time.

The Executive Officer is entitled to choose additional insurance coverage in against loss of working capacity and to participate in a pension scheme with the option of choosing group coverage in the event of private treatment, critical illness and death, respectively.

Information on the options in connection with a company pension scheme may be obtained by contacting the Company’s impartial pension consulting firm, Willis, at tel.: +45 3946 6600, Attn.: Insurance broker, Steen Skaarup, or pension consultant, Michael Klee.

2.7	Holiday

2.7.1	In each whole calendar year, the Executive Officer is entitled to a holiday period of the same length as provided in the Danish Holiday Act (ferieloven) in force from time to time, including any additions in accordance with Company policies. The Executive Officer is not covered by the provisions of the Holiday Act.

2.7.2	The Executive Officer must plan his holiday with due regard to the Company’s interests and notify the chairman of the board of directors of such holiday.

2.7.3	On the effective date of termination, the Executive Officer will receive holiday pay amounting to 12.5% of his salary for any untaken holidays. Holiday pay is calculated solely on the basis of the salary set out in clause 2.1 above but not on the basis of any bonus, including any warrants granted in the Company.

As for the transfer from the previous employment contract on salaried employees terms to this Service Agreement, the Executive Officer will not receive any holiday pay as a resigning employee, but holiday accrued during the previous employment relationship of the Executive Officer as COO is to be held as paid holiday during the employment as the Executive Officer.

2.7.4	The Executive Officer is entitled to full salary during absence due to sickness.

3.	Termination

3.1	Ordinary termination

3.1.1	This Service Agreement may be terminated by the Company at 12 months’ notice and by the Executive Officer at six months’ notice to expire on the last day of a month.

If the Company terminates the Executive Officer without the Executive Officer being in material breach of this Service Agreement, the Executive Officer will be entitled to demand that he be released from his duty to perform services for the Company with pay as from the date of termination, and the Company is not entitled to set off any other income earned by the Executive Officer during the notice period. An amount corresponding to the Company’s length of notice to the Executive Officer will be paid as a lump sum at the time of the first payroll run after the termination. Notice of termination of this Service Agreement must be in writing to expire on the last day of a month.

If the Executive Officer terminates this Service Agreement in accordance with clause 3.1.1 above and the Parties agree that the Executive Officer will resign – at his own request – prior to the expiry of the notice period, the Executive Officer’s claim for remuneration etc. will lapse in accordance with clauses 2.1 and 2.3-2.6 of this Service Agreement as from the effective date of termination.

3.1.2	If for a continuous period of more than six months, the Executive Officer is due to sickness incapacitated from performing his duties hereunder or if he is attacked by permanent weakness that makes him unfit to perform his duties hereunder, this Service Agreement may be terminated by the Company at six months’ written notice to expire at the end of a month. It is of no importance whether termination is notified while the Executive Officer is still absent due to sickness and whether the Executive Officer has been reported fit to perform his duties after notification of termination has been given. The Company is entitled to procure a medical certificate from a doctor or a medical specialist designated by the Company. The expenses incidental thereto will be paid by the Company.

3.1.3	This Service Agreement expires without termination at the end of the month in which the Executive Officer attains the age of 65.

3.2	Early retirement pension

In the event of the Executive Officer’s death during the term of this Service Agreement due to sickness or accidents, the Company will pay salary for the current month as well as six months of early retirement pension equivalent to the salary in accordance with clauses 2.1, 2.2 and 2.6 above to the spouse/cohabitant and, alternatively, to children under the age of 18. Early retirement pension will, however, only be paid until such time when the employment relationship would otherwise expire due to the Executive Officer’s resignation in accordance with clause 3.1.4 or as a consequence of termination by the Company or the Executive Officer prior to the death.

3.3	Breach

In the event of material breach by the Company or the Executive Officer of its/his obligations under this Service Agreement or the relevant basic assumptions on which it is concluded, the other party may terminate this Service Agreement without notice or terminate this Service Agreement with effect as from an arbitrary date. If the termination is due to the Executive Officer’s material breach, the Executive Officer will only be entitled to claim remuneration until the effective date of termination. The party in breach of its obligations will be liable to compensate any loss suffered by the other party due to the breach.

4.	Dispute resolution

4.1	Arbitration

In the event of any dispute between the Company and the Executive Officer concerning the employment relationship established by this Service Agreement, the parties must first seek to settle such dispute by negotiation. If the parties cannot reach an agreement, the dispute must be settled by arbitration in accordance with the below rules, and the award will be final, binding and enforceable:

In the event of any dispute, either party will be entitled to demand that an arbitration tribunal be set up. The party requesting arbitration must appoint one arbitrator and by registered letter call upon the other party to appoint one arbitrator within two weeks. The letter must also include a brief description of the issue(s) requested to be settled by the arbitration tribunal. If the other party has not appointed an arbitrator within the said deadline, the arbitrator will be appointed by the President of the Copenhagen Maritime and Commercial Court.

The arbitrators appointed by the parties will jointly appoint an umpire. In the absence of agreement on the appointment of an umpire, the arbitrators appointed will jointly request the President of the Copenhagen Maritime and Commercial Court to appoint an umpire after prior discussions with the arbitrators appointed by the parties, who will be the chairman of the arbitration tribunal.

The dispute will be settled by the arbitration tribunal in accordance with existing law and the tribunal will lay down its own rules of procedure to apply to the case in accordance with the general principles of the Danish Administration of Justice Act (retsplejeloven).

The arbitration tribunal will decide on the costs associated with the arbitration proceedings. The arbitration tribunal will fix a date by which the order must be complied with, which will usually be two weeks after the award is made.

The above arbitration clause is conditional upon the Company assuming the obligation to provide the total amount of security towards the arbitration tribunal. If the Company is in breach of its obligation to provide security towards the arbitration tribunal, the Executive Officer will be entitled to commence proceedings before the Copenhagen City Court as the agreed venue.

Appendix: List of the Company’s 20 largest customers/business partners

5.

Signatures

This Service Agreement is executed in 2 (two) copies, each party receiving 1 (one) copy.

[handwriting: 18 December 2008]

[signed]	[signed]
(Company)	(Executive Officer)